Exhibit 99.1

Casey’s Announces Restaurant, Retail and Consumer Products Leader
Greg Trojan Joins its Board of Directors

ANKENY, Iowa (July 8, 2021) -- Casey’s General Stores, Inc. (NASDAQ: CASY), the third largest convenience retailer and fifth largest pizza chain in the United States, today announced the appointment of Gregory A. Trojan to its Board of Directors, bringing the number of directors from nine to ten. Mr. Trojan has over 25 years of experience leading national restaurant, retail and consumer products companies.

“We are excited to welcome Greg to Casey’s Board of Directors as he provides significant restaurant, food service and other expertise to complement our current board capabilities. Casey’s and its shareholders will benefit immensely from his diverse, consumer-focused experience over nearly three decades,” said Lynn Horak, Casey’s Board Chair.

Mr. Trojan currently serves as CEO and a director of BJ’s Restaurants, Inc. (NASDAQ: BJRI), the owner and operator of over 200 casual dining restaurants throughout the United States, where he also served as President from 2012 through 2018. Prior to BJ’s, Mr. Trojan served as COO and then CEO at Guitar Center, Inc., a top retailer of guitars and other musical instruments and equipment, from 2007 to 2012, and CEO of House of Blues Entertainment, Inc., a leading operator of restaurant and music venues, concerts and media properties, starting in 1998.

Earlier in his career, he also held leadership roles with PepsiCo, including service as CEO of California Pizza Kitchen when it was owned by PepsiCo, and was a consultant at Bain & Company, the Wharton Small Business Development Center and Arthur Andersen & Company. Mr. Trojan holds a Master of Business Administration from the University of Pennsylvania’s Wharton School, and a Bachelor’s degree from the University of Virginia.

“Adding Greg to the Casey’s Board of Directors adds strategic expertise in areas that fuel the growth of our business – focusing on the guest, leading an exceptional restaurant caliber foodservice program and being a retail leader. We look forward to leveraging Greg’s unique perspective and industry expertise to help continue Casey’s growth and success,” said Darren Rebelez, President and CEO, Casey’s.

About Casey’s
Casey’s is a Fortune 500 company (NASDAQ: CASY) operating over 2,300 convenience stores. Founded more than 50 years ago, the company has grown to become the third-largest convenience store retailer and the fifth-largest pizza chain in the United States. Casey’s provides freshly prepared foods, quality fuel and friendly service at its locations. Guests can enjoy pizza, donuts, other assorted bakery items, and a wide selection of beverages and snacks. Learn more and order online at www.caseys.com, or in the mobile app.

Investor Relations Contact:
Brian Johnson (515) 965-6587
Brian.johnson@caseys.com

Media Relations Contact:
Katie Petru (515) 446-6772
Katie.petru@caseys.com